Exhibit 4.1

INTERACTIVE INTELLIGENCE GROUP, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 1, 2016

TO THE

INDENTURE

DATED AS OF MAY 26, 2015

1.25% CONVERTIBLE SENIOR NOTES DUE 2020

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 1, 2016, is by and between Interactive Intelligence Group, Inc., an Indiana corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of May 26, 2015 (the “Indenture”) to provide for the issuance of $150,000,000 aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of August 30, 2016 (the “Merger Agreement”), by and among the Company, Genesys Telecommunications Laboratories, Inc., a California corporation (“Parent”), Giant Merger Sub Inc., an Indiana corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 5.16 of the Merger Agreement, Greeneden Lux 3 S.àR.L., a societe a responsabilite limitee under the laws of Luxembourg, Greeneden U.S. Holdings I, LLC, a Delaware limited liability company, and Greeneden U.S. Holdings II, LLC, a Delaware limited liability company;

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (other than shares to be canceled or converted in accordance with Section 2.1 of the Merger Agreement), shall be converted into the right to receive $60.50 per share (the “Per Share Merger Consideration”), payable in cash, without interest, less any applicable taxes required to be withheld;

WHEREAS, the Merger constitutes a Share Exchange Event;

WHEREAS, Article 11 of the Indenture permits the Company to merge with another Person so long as certain conditions have been met;

WHEREAS, Section 14.07 of the Indenture provides, among other things, that in the case of any Share Exchange Event, pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange

Event (as may be increased by the Additional Shares provided for pursuant to Section 14.03 of the Indenture as a consequence of the Merger, except that a Holder shall not receive the Additional Shares if such Holder does not convert its Notes “in connection with” a Make-Whole Fundamental Change);

WHEREAS, as a result of the Merger, pursuant to Section 14.07 of the Indenture, each $1,000 principal amount of Notes will be convertible into cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by the Additional Shares pursuant to Section 14.03 of the Indenture) multiplied by the price paid per share of Common Stock in such Share Exchange Event; and

WHEREAS, Section 14.07 of the Indenture also provides that upon a Share Exchange Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                             Definitions

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01                             Conversion of Notes

At and after the effective time of the Merger:

(a)                                 in accordance with and subject to Section 14.07 of the Indenture, the right to convert each $1,000 principal amount of Notes shall be changed into the right to convert such principal amount of Notes into the amount of cash that a holder of the number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger (as may be increased by the Additional Shares provided for pursuant to Section 14.03 of the Indenture in the case of a conversion made in connection with a Make-Whole Fundamental Change) would have owned or been entitled to receive upon the Merger; and

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(b)                                 pursuant to Section 14.07 of the Indenture, upon conversion of the Notes by a Holder, the Company will pay or cause to be paid to such Holder, for each $1,000 principal amount of Notes, cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by the Additional Shares pursuant to Section 14.03 in the case of a conversion made in connection with a Make-Whole Fundamental Change), multiplied by the Per Share Merger Consideration.

ARTICLE 3

MISCELLANEOUS

Section 3.01                             Severability

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02                             Modification, Amendment and Waiver

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03                             Ratification of Indenture; Supplemental Indenture Part of the Indenture

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04                             Trust Indenture Act Controls

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act, through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.05                             Governing Law

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

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Section 3.06                             Trustee Makes No Representation

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

The Trustee is hereby authorized and directed to execute and deliver this Supplemental Indenture.  In executing this Supplemental Indenture, the Trustee shall enjoy all of the rights, protections, benefits, indemnities and immunities granted to it under the Indenture.

Section 3.07                             Multiple Counterparts

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08                             Headings

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09                             Successors

All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 3.10                             Calculations in Respect of the Notes

The Company shall make all calculations under this First Supplemental Indenture and the Notes. The Company shall make all these calculations in good faith, and, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall provide schedules of its calculations to the Trustee as required hereunder, and the Trustee shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

INTERACTIVE INTELLIGENCE GROUP, INC.

By:	/s/ Ashley A. Vukovits
	Name:	Ashley A. Vukovits
	Title:	Chief Financial Officer, Senior Vice
President of Administration,
Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
solely as Trustee hereunder and not in its individual capacity

By:	/s/ Rebekah A. Foltz
	Name:	Rebekah A. Foltz
	Title:	Vice President